Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

February 2011 Performance Update

The Frontier Fund Supplement Dated February 28, 2011 to the Prospectus Dated April 30, 2010 and the Supplement to the Prospectus Dated January 28, 2011.

The Frontier Fund Class 2 New

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	February 28, 2011	February 28, 2011	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	0.41%	4.12%	$110.84
Frontier Dynamic Series-2	-0.24%	0.50%	$94.88
Frontier Long/Short Commodity Series-2a	3.43%	10.92%	$134.41
Frontier Masters Series-2	0.85%	2.22%	$108.15

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of February 28, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,997,351.04
Unrealized trading gain/(loss)			(1,397,087.36)
Less: commissions			(69,894.12)
Less: FCM fees			(131,894.32)
Foreign currency gain/(loss)			(26,612.75)
Interest income			77,975.48

Total Income			449,837.97

EXPENSES

Management fees			64,988.44
Incentive fees			73,417.04
Broker service fees			13,965.59

Total Expenses			152,371.07

Net Income (Loss)			$297,466.90

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	652,774.67582	$72,055,766.04	110.38
Current month additions	11,169.00726	1,239,025.00
Current month redemptions	(2,529.97862)	(281,353.41)
Net Income (loss) for current month		297,466.90

Net Asset Value, end of current month	661,413.70446	$73,310,904.53	110.84

	Monthly rate of return		0.41%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(42,908.49)
Net change in inter-series payables			67,787.10
Less: commissions			—
Less: FCM fees			(52,538.59)
Foreign currency gain/(loss)			—
Interest income			33,318.50

Total Income			5,658.52

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			5,560.94

Total Expenses			5,560.94

Net Income (Loss)			$97.58

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	4,219.35017	$401,264.98	95.10
Current month additions	173.91699	16,500.00
Current month redemptions	(881.98009)	(84,728.59)
Net Income (loss) for current month		97.58

Net Asset Value, end of current month	3,511.28707	$333,133.97	94.88

	Monthly rate of return		-0.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$210,364.93
Unrealized trading gain/(loss)			(11,316.68)
Less: commissions			(3,040.21)
Less: FCM fees			(8,136.08)
Foreign currency gain/(loss)			(97.90)
Interest income			5,391.68

Total Income			193,165.74

EXPENSES

Management fees			10,088.00
Incentive fees			32,015.91
Broker service fee			865.73

Total Expenses			42,969.64

Net Income (Loss)			$150,196.10

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	33,241.38700	$4,319,801.09	129.95
Current month additions	2,241.50714	299,699.92
Current month redemptions	(453.95702)	(61,508.10)
Net Income (loss) for current month		150,196.10

Net Asset Value, end of current month	35,028.93712	$4,708,189.01	134.41

	Monthly rate of return		3.43%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$490,113.21
Unrealized trading gain/(loss)			(76,679.77)
Less: commissions			(4,745.54)
Less: FCM fees			(48,586.48)
Foreign currency gain/(loss)			1,712.27
Interest income			16,847.53

Total Income			378,661.22

EXPENSES

Management fees			85,402.13
Incentive fees			61,491.23
Broker Service Fees			5,147.01

Total Expenses			152,040.37

Net Income (Loss)			$226,620.85

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	249,099.76661	$26,713,779.95	107.24
Current month additions	1,086.93515	117,025.00
Current month redemptions	(1,152.22340)	(124,357.39)
Net Income (loss) for current month		226,620.85

Net Asset Value, end of current month	249,034.47836	$26,933,068.41	108.15

	Monthly rate of return		0.85%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 2